                               Exhibit 5


                [Wharton, Aldhizer & Weaver Letterhead]


WLR Foods, Inc.
P. O. Box 7000
Broadway, VA  22815

     Re: Poultry Producer Stock Purchase Plan Form S-3 Registration Statement for WLR Foods, Inc.

Gentlemen:

     We have acted as counsel for you in connection with the preparation of the above-referenced document (the Registration Statement) pursuant to the provisions of the Securities Act of 1933, as amended, being filed with the Securities and Exchange Commission on December 7, 1994, or as soon thereafter as possible, in respect of the shares of WLR Foods, Inc. (WLR) common stock, no par value, which may be issued pursuant to your Poultry Producer Stock Purchase Plan and, as such, have examined the same and all of the exhibits being filed therewith. We are generally familiar with your corporate affairs, including your organization and the conduct of your corporate proceedings relating thereto. We also have examined such of your corporate records as we have deemed necessary as basis for this opinion. Based on the foregoing, it is our opinion that:

     1. WLR is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia.

     2. The 1,500,000 shares of WLR common stock, no par value, which are the subject of the Registration Statement have been duly and validly authorized and, when issued pursuant to the proper resolution of the Board of Directors of WLR and upon the terms set forth in the Registration Statement, will be legally issued, fully paid and non-assessable.

     The foregoing opinion is contingent upon the Registration
Statement becoming effective, and we consent to its use as an exhibit therein and to the reference to this firm in the Prospectus and the Registration Statement and any amendments thereto.

                              Very truly yours,



                              Wharton, Aldhizer & Weaver, P.L.C.

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